Exhibit 1

Exhibit 1

2013 Outlook

Forward looking information

This presentation contains certain forward-looking statements and information relating to CEMEX, S.A.B. de C.V. and its subsidiaries (collectively, “CEMEX”) that are based on its knowledge of present facts, expectations and projections, circumstances and assumptions about future events. Many factors could cause the actual results, performance or achievements of CEMEX to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, among others, changes in general economic, political, governmental, and business conditions globally and in the countries in which CEMEX operates, CEMEX’s ability to comply with the terms and obligations of the facilities agreement entered into with major creditors and other debt agreements, CEMEX’s ability to achieve anticipated cost savings, changes in interest rates, changes in inflation rates, changes in exchange rates, the cyclical activity of the construction sector generally, changes in cement demand and prices, CEMEX’s ability to benefit from government economic stimulus plans, changes in raw material and energy prices, changes in business strategy, changes in the prevailing regulatory framework, natural disasters and other unforeseen events and various other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or targeted. Forward-looking statements are made as of the date hereof, and CEMEX does not intend, nor is it obligated, to update these forward-looking statements, whether as a result of new information, future events or otherwise.

UNLESS OTHERWISE NOTED, ALL FIGURES ARE PRESENTED IN DOLLARS, BASED ON INTERNATIONAL FINANCIAL REPORTING STANDARDS

Copyright CEMEX, S.A.B. de C.V. and its subsidiaries.

2013 guidance

We expect consolidated volumes for cement and ready-mix to decrease by 1%, and aggregates volumes to increase by 1%

Cost of energy, on a per-ton-of-cement-produced basis, expected to be relatively flat from last year’s levels

Total capital expenditures expected to be about US$620 million, US$490 million in maintenance capex and US$130 million in strategic capex

We expect cash taxes to be slightly higher than in 2012

We expect working capital investment during the year to be similar to last year’s

No major change expected in our cost of debt, including our perpetual and convertible securities, from 2012 levels

2013 expected outlook:

Selected countries

Domestic gray cement Ready mix Aggregates

Volumes Volumes Volumes

Consolidated (1%) (1%) 1%

mid to high-single-digit mid to high-single-digit

Mexico low-single-digit growth

decline decline

United States mid-single-digit growth high-single-digit growth mid-single-digit growth

Germany 1% (5%) (1%)

Poland (17%) (12%) (7%)

France N/A (6%) 3%

UK 6% 2% (2%)

Spain (25%) (25%) (40%)

Egypt 3% (9%) (16%)

Colombia 2% 12% 10%

Panama 3% 2% 3%

Costa Rica 7% 1% 2%

Philippines 5% N/A N/A

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